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                                                                   EXHIBIT 10.58


                                                                 August 14, 2000
Ms. Dona Fisher
5613 Eagle Point
El Paso, TX 79912

Dear Dona:

     I am pleased to offer you the position of Vice President and Chief Operating Officer of Russ Berrie and Company, Inc. effective September 5, 2000.

     Your employment with the Company will include the following:

     1. COMPENSATION. Your base salary will be at an annual rate of $250,000. You will be eligible for the Executive Incentive Program ("EIP") bonus program beginning with the year 2001 (generally paid in February of the following year). The EIP is equal to 50% of your base salary. Generally, the full 50% bonus vests over a period of three years. This three-year vesting period is waived for you. The bonus program is predicated on meeting the Company's minimum operating profit for the applicable year.

     2. GROUP HEALTH AND DISABILITY. After 90 days of continuous employment, you will be eligible to participate in:

          a.   Our contributory Group Health Plan.

          b. Our non-contributory Life Insurance Plan in the amount one times your base salary.

          c.   Our non-contributory Long Term Disability.

     3. DENTAL. After twelve months of employment, you will be eligible to participate in our contributory Dental Insurance Plan.

     4. STOCK OPTIONS. Stock options are granted to eligible employees at the beginning of each calendar year. You will be eligible to participate in the Company's

          Stock Option Plan based on its current provisions. You will receive stock options equal to 40% of your base salary. Under the provisions of the stock option plan, you must have 18 months of service prior to the first grant. However, this can be waived and, in your case, would be. Therefore, you will receive your first grant at the beginning of 2001.

     5. 401(k). After six months of employment, you will be eligible to participate in the Company's 401(k) plan based on its current provisions. The Company's


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          contribution to your 401(k) account fully vests over a period of four years of employment.

     6. VACATION. Between your date of hire and the end of the year 2000, you will be entitled to take 4 Fridays of vacation days - 1 in September, 1 in October, 1 in November (the Friday after Thanksgiving Day) and 1 in December (after December 18). In the year 2001, you will be eligible for three weeks vacation.

     7. HOLIDAY/SICK. You will be eligible for paid holidays and sick time in accordance with Company policy.

     8. COMPANY CAR. You will receive an allowance of up to $28,000 to purchase an automobile in the Company's name. This allowance is paid every three years toward an automobile. Certain expenses, such as gasoline, repairs and insurance, will be provided by the Company.

     9. RELOCATION. The Company's relocation policy pays up to $27,500 of your documented relocation expenses. To the extent that you incur relocation expenses in excess of the $27,500 limit, the Company will advance to you, interest free, a loan against your EIP bonus to cover such additional expenses. In addition, the Company will pay the cost of moving your household goods (in accordance with policy).

     10.  REPORTING RELATIONSHIPS. The following departments will report to you:
          Finance, MIS/IT, Administration, Global Logistics, Internal Audit, Human Resources and Legal.

     The Company reserves the right to change or modify these programs. In addition, employment with the Company is considered "at-will" and does not represent a specific guarantee.

     Dona, I want to welcome you to Russ Berrie and Company, Inc. and wish you much success in your new position.

                                Very truly yours,


                                /s/ Russ Berrie
                                ------------------------------
                                Russ Berrie
                                Chairman

cc:  B. Sottile
     E. Goldenberg



AGREED TO AND ACCEPTED BY:


/s/ Dona Fisher
-----------------------
(Dona Fisher)

August 18, 2000

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